May 7, 2019
ZAGG Reports First Quarter 2019 Results
SALT LAKE CITY, May 7, 2019 (GLOBE NEWSWIRE) – ZAGG Inc (Nasdaq: ZAGG), a leading global mobile lifestyle company, today announced financial results for the first quarter ended March 31, 2019.
First Quarter 2019 Review (Comparisons versus First Quarter 2018)
•Net sales of $78.8 million compared to $112.1 million
•Gross profit of 30% compared to 34%
•Net loss of $(14.4) million compared to net income of $7.0 million
•Diluted loss per share of $(0.50) compared to diluted earnings per share of $0.24
•Adjusted EBITDA of $(9.0) million compared to $13.6 million
•Acquired HALO, a leading direct-to-consumer accessories brand
Chris Ahern, chief executive officer, commented, “Our first quarter results were consistent with our expectations and reflect several factors that have shifted a greater portion of our annual sales and earnings growth to later in the year. Most notably, sales from our three recent acquisitions – Gear4, HALO and BRAVEN – are heavily back half-weighted, which put pressure on first quarter profitability as we carried additional expenses without the full top-line benefit. We’ve made good progress developing new product and distribution opportunities for these businesses and fully expect that each will contribute to our success in 2019 and beyond. At the same time, our core business was impacted by tough year-over-year comparisons for our wireless charging category along with domestic retailer requests for early deliveries ahead of a potential tariff increase that pulled some sales out of the first quarter of 2019 into the fourth quarter of 2018. Finally, soft demand for smartphone devices has created headwinds for the entire mobile accessory market early in the new year.”
“We remain confident in the strategic course we have set for ZAGG,” continued Ahern. “Our focus continues to be on serving the consumer with a portfolio of innovative products that enhance the mobile experience, particularly in the areas of protection and power. We have built a portfolio of leading brands supported by tremendous research and development teams and powerful distribution relationships, which we are leveraging to drive sustainable growth and increased profitability. We believe we are well positioned to capitalize on the many global prospects that lie ahead and generate value for our shareholders over the long-term.”
First Quarter Results
(Amounts in millions, except per share amounts)

	For the Three Months Ended
	March 31, 2019	March 31, 2018

Net sales	$78.8	$112.1
Gross profit	$23.8	$37.6
Gross profit margin	30%	34%
Net (loss) income	$(14.4)	$7.0
Diluted (loss) earnings per share	$(0.50)	$0.24
Diluted operating (loss) earnings per share	$(0.43)	$0.24
Adjusted EBITDA	$(9.0)	$13.6
Net sales decreased 30% to $78.8 million, compared to $112.1 million. The decrease in net sales was primarily attributable to (1) decreased sales of wireless charging accessories due to challenging sell-in comparisons from the initial product launch in 2017 that extended into the first quarter of 2018, and (2) a decrease in sales of screen protection products and wireless charging accessories due to a pull forward of shipments into the fourth quarter of 2018 ahead of a potential tariff increase. These decreases were partially offset by increased sales of power cases driven from the launch of the new juice pack access and initial sales from our newly acquired brands: BRAVEN, Gear4, and HALO.
Gross profit was $23.8 million (30% of net sales) compared to $37.6 million (34% of net sales). The decrease in gross profit margin was primarily attributable to (1) the mix of curved glass screen protection products, which are at comparatively lower margins than our flat glass products and which sales increased during the three months ended March 31, 2019 compared to the same period last year, and (2) a decrease in sales of our wireless charging products compared to the same period last year.
Operating expenses increased 38% to $40.9 million (52% of net sales) compared to $29.7 million (26% of net sales). The increase in operating expenses was primarily attributable to (1) additional selling, general and administrative expense associated with the newly acquired BRAVEN, Gear4, and HALO brands, (2) higher amortization of long-lived intangibles related to the BRAVEN, Gear4, and HALO acquisitions, and (3) increased marketing investments to support our growing portfolio of brands and products.
Net loss was $(14.4) million, or $(0.50) per diluted share compared to net income of $7.0 million, or $0.24 per diluted share.
Adjusted EBITDA was $(9.0) million compared to $13.6 million.
Acquisition
In January 2019, the Company purchased HALO, a leading direct-to-consumer accessories company with a strong relationship with QVC, for a combination of cash and stock consideration totaling approximately $38.5 million. The addition of HALO along with the acquisitions of Gear4 and BRAVEN in 2018, provide the Company with increased diversification and an innovative product portfolio in the growing product categories of Bluetooth audio, rugged protective cases, and portable power. The Company expects to grow sales and profitability over the next several years by taking these brands to its current retail distribution network and further investing in the direct-to-consumer channel.
2019 Business Outlook
For the full year of 2019, the Company maintains the following guidance:
•Net sales of $610 to $630 million
•Gross profit margin as a percentage of net sales in the mid 30's range
•Adjusted EBITDA of $82 million to $86 million
•Diluted operating earnings per share of $1.47 to $1.60
Conference Call
A conference call will be held today, May 7, 2019, at 5:00 p.m. Eastern to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com (the URLs are included here in this exhibit as inactive textual references and information contained on, or accessible through, our websites is not a part of, and is not incorporated by reference into, this report).
About Non-U.S. GAAP Financial Information
This press release includes Adjusted EBITDA and Diluted Operating Earnings Per Share, which are not financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Readers are cautioned that (1) Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other expense, transaction costs, inventory step-up in conjunction with 2018 and 2019 acquisitions, BRAVEN employee retention bonus, and CFO retention bonus) and (2) Diluted Operating Earnings Per Share (diluted earnings per share excluding the impact of transaction costs, inventory step-up, and amortization expense – all in conjunction with the BRAVEN, Gear4 and HALO acquisitions) are not financial measures under U.S. GAAP. In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with U.S. GAAP, or as an indicator of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. As such, it should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. We present Adjusted EBITDA and Diluted Operating Earnings Per Share because we believe that these measures are helpful to some investors as a measure of performance and to normalize the impact of acquisitions. We caution readers that non-U.S. GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies. We have provided a reconciliation of Adjusted EBITDA and Diluted Operating Earnings Per Share to the most directly comparable U.S. GAAP measures in the supplemental financial information attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains (and oral communications made by us may contain) ““forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “target,” “future,” “seek,” “likely,” “strategy,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our outlook for the Company and statements that estimate or project future results of operations or the performance of the Company.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:
a.the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers;
b.building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for our products;
c.the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Apple®, Samsung®, and Google®;
d.changes or delays in announced launch schedules for (or recalls or withdrawals of) new mobile devices by major manufacturers like Apple, Samsung, and Google;
e.the ability to successfully integrate new operations or acquisitions;
f.the impacts of inconsistent quality or reliability of new product offerings;
g.the impacts of lower profit margins in certain new and existing product categories, including certain mophie products;
h.the impacts of changes in economic conditions, including on customer demand;
i.managing inventory in light of constantly shifting consumer demand;
j.the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the Company from cyber-attacks, terrorist incidents or the threat of terrorist incidents;
k.changes in U.S. and international trade policy and tariffs, including the possible effect of recent U.S. tariff proposals on selected materials used in the manufacture of products sold by the Company which are sourced from China;
l.adoption of or changes in accounting policies, principles, or estimates; and
m.changes in the law, economic and financial conditions, including the effect of enactment of US tax reform or other tax law changes.
Any forward-looking statement made by us in this press release speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in our most recent Annual Report on Form 10-K and other reports we file with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. The forward-looking statements contained in this press release are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
About ZAGG Inc
ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, mobile keyboards, power management solutions, social tech, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, IFROGZ®, BRAVEN®, Gear4® and HALO® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG products are available worldwide, and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, T-Mobile, Walmart, Target, and Amazon.com. For more information, please visit the Company’s websites at www.ZAGG.com, www.mophie.com, www.Gear4.com, and www.HALO2CLOUD.com and follow us on Facebook, Twitter and Instagram.
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CONTACT:
Investor Relations:
ICR Inc.
Brendon Frey
203-682-8216
brendon.frey@icrinc.com
Company:
ZAGG Inc
Jeff DuBois
801-506-7336
jeff.dubois@ZAGG.com